Exhibit a(2)
STI CLASSIC VARIABLE TRUST
FORM OF AMENDMENT NO. 1 TO THE DECLARATION OF TRUST
     Amendment No. 1 to the Agreement and Declaration of Trust dated April 18, 1995 made at Boston, Massachusetts, this 1st day of May, 2008.
WITNESSETH
     WHEREAS, Article IX (Miscellaneous), Section 9 (Amendments) of the Agreement and Declaration of Trust, dated April 18, 1995, (the “Agreement”) of the STI Classic Variable Trust (the “Trust”) provides that the Agreement may be amended for the purposes of changing the name of the Trust by an instrument signed by a majority of the then Board of Trustees of the Trust.
     NOW THEREFORE, the undersigned Trustees of the Trust, hereby declare that effective May 1, 2008, Article I, Section 1 of the Agreement is amended to read as follows:
     “The Trust shall be known as RidgeWorth Variable Trust, and the Trustees shall conduct the business of the Trust under that name or any other names as they may from time to time determine.”
     IN WITNESS WHEREOF, each of the undersigned has hereby executed this amendment.

Jeffrey M. Biggar	George C. Guynn

Sidney E. Harris	Warren Y. Jobe

Connie D. McDaniel	Clarence H. Ridley

Charles D. Winslow